Exhibit 12

                                LOCK UP AGREEMENT

                                February 13, 2001

The Langer Biomechanics Group, Inc.
450 Commack Road
Deer Park, New York 11729

Langer Partners, LLC
Two Soundview Drive
Greenwich, Connecticut 06830

                        Re:   Lock Up Agreement

Gentlemen:

      The undersigned, a holder of common stock, par value $.02 per share ("Common Stock"), or rights to acquire Common Stock or securities convertible into Common Stock of The Langer Biomechanics Group, Inc. (the "Company"), understands that pursuant to a Tender Offer Agreement, dated as of December 28, 2000 (the "Tender Offer Agreement"), among the Company, OrthoStrategies, Inc., and OrthoStrategies Acquisition Corp. ("Purchaser"), Langer Partners, LLC ("Langer Partners") and other assignees of the Purchaser will purchase up to 75% of the issued and outstanding shares of Common Stock of the Company (the "Target Shares").

      In order to induce Langer Partners to proceed with the purchase of its portion of Target Shares, the undersigned irrevocably agrees that the undersigned will not, without the prior written consent of, first, the board of directors of the Company and, second, assuming such consent has been obtained, the consent of Langer Partners, directly or indirectly, make any offer, sale, assignment, transfer, pledge, hypothecation or other encumbrance, contract to sell, grant of an option to purchase or sell or other disposition of or enter into any transaction or device designed to, or which could reasonably be expected to result in the disposition by any person at any time in the future of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock until the third anniversary of the date of this Lock Up Agreement, subject, however, to the immediately succeeding paragraph hereof.

      Upon the consummation of any sale of shares of Common Stock by Langer Partners (other than any such sale or other disposition to any charity, trust or foundation, and other than any such sale or other disposition in connection with the estate planning purposes for Warren B. Kanders, including, but not limited to, transfers to family members or trusts for the benefit of family

The Langer Biomechanics Group, Inc.
Langer Partners, LLC
February 13, 2001
Page 2

members), Langer Partners shall provide written notice (the "Kanders Notice") to the undersigned of such sale and the percentage represented by the number of shares of Common Stock sold by Langer Partners in such sale as compared to the total number of shares of Common Stock owned by Langer Partners immediately prior to such sale (the "Kanders Percentage"). Notwithstanding anything else contained herein, if, within 14 days after the date of the Kanders Notice the undersigned notifies Langer Partners of his intention to sell up to percentage of shares of Common Stock equal to the Kanders Percentage, which notice shall specify the exact number of shares to be sold (the "Sale Notice"), the undersigned shall sell the number of shares specified in the Sale Notice within the 180 days after the date of the notice from Langer Partners

      The  undersigned   understands  that  any   certificates   issued  to  the
undersigned representing shares of Common Stock will bear a legend referencing the restrictions set forth in this Lock Up Agreement.

      This Lock Up Agreement shall terminate in its entirety upon the death or permanent disability of the undersigned.

      The undersigned confirms that he understands that Langer Partners and the Company will rely upon the representations set forth in this Agreement in proceeding with the purchase of its portion of the Target Shares. This Agreement shall be binding on the undersigned and his respective successors, heirs, personal representatives and assigns.

                                                  Very truly yours,

                                                  /s/ S. Goldstein
                                                  ----------------
                                                  Steven Goldstein


                                      -2-